                                                                  EXHIBIT 2.12

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                PRG OHIO, L.P.,

                          CEI REALTY ASSOCIATES, LTD.,

                                      AND

                        PHYSICIANS RESOURCE GROUP, INC.
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
Section 1.       Terms of the Sale and Purchase of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 ----------------------------------------
         1.1     Conveyance of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 --------------------
         1.2     Purchase Price; Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 -----------------------------------------
         1.3     Subsequent Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 ------------------

Section 2.       Representations and Warranties of Seller and the Shareholders  . . . . . . . . . . . . . . . . . . . . 2
                 -------------------------------------------------------------
         2.1     Existence; Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 ------------------------
         2.2     Power and Authority for Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 ------------------------------------
         2.3     Permits, Licenses and Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 -------------------------------------------------
         2.4     Partnership Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 -------------------
         2.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 --------
         2.6     Seller's Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 ------------------------------
         2.7     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 ------
         2.8     Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 -------------------
         2.9     Title to and Encumbrances on Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 -------------------------------------
         2.10    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 -----------
         2.11    Intellectual Property Rights; Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 -----------------------------------
         2.12    Directors and Officers; Payroll Information; Employees . . . . . . . . . . . . . . . . . . . . . . . . 4
                 ------------------------------------------------------
         2.13    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 -----------------
         2.14    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 ---------
         2.15    Subsequent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 -----------------
         2.16    Accounts Receivable/Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 ---------------------------
         2.17    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 -----
         2.18    Liabilities; Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 -----------------
         2.19    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 ------------------
         2.20    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 ----------------------
         2.21    Adverse Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 ------------------
         2.22    Compliance with Laws in General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 -------------------------------
         2.23    Medicare and Medicaid Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 ------------------------------
         2.24    Fraud and Abuse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 ---------------
         2.25    No Untrue Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 -------------------------
         2.26    Accredited Investor Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 --------------------------
         2.27    Distributions and Repurchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 -----------------------------
         2.28    Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 ---------
         2.29    Banking Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 -----------------
         2.30    Ownership Interests of Interested Persons; Competitors . . . . . . . . . . . . . . . . . . . . . . .  10
                 ------------------------------------------------------
         2.31    Payors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ------
         2.32    Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ------------------

Section 3.       Representations and Warranties of PRG Sub and PRG  . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -------------------------------------------------
         3.1     Corporate Existence: Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ----------------------------------
         3.2     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -------------------
         3.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -------------
         3.4     No Untrue Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------------------------

Section 4.       Covenants of Seller and the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ----------------------------------------
         4.1     Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------------------------
         4.2     Business Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------------------
         4.3     Access and Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -----------------
         4.4     Approvals of Third Parties and Permits and Consents  . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ---------------------------------------------------
         4.5     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ---------------------

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
         4.6     Funding of Accrued Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ------------------------------------
         4.7     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ----------------
         4.8     Distributions and Repurchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 -----------------------------
         4.9     Requirements to Effect Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ----------------------------------
         4.10    Voting of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ----------------
         4.11    Accounting and Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 --------------------------
         4.12    Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ------------------
         4.13    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ---------
         4.14    Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ----------

Section 5.       Covenants of PRG and PRG Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ----------------------------
         5.1     Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -------------------------
         5.2     Approvals of Third Parties and Permits and Consents  . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------------------------------------------------
         5.3     Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -------------------

Section 6.       PRG Sub and PRG Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------------------------------
         6.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------------------------
         6.2     Covenants and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------------------
         6.3     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -----------
         6.4     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 --------------------------
         6.5     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 --------------------
         6.6     Approval by the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ----------------------------------
         6.7     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ----------------------
         6.8     Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------------
         6.9     Debt and Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 --------------------
         6.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ---------
         6.11    No Change in Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------------------------
         6.12    NYSE Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------
         6.13    Accounting Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------------
         6.14    Other Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -----------------

Section 7.       Seller's and the Shareholder's Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ---------------------------------------------------
         7.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------------------------
         7.2     Covenants and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------------------
         7.3     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -----------

Section 8.       Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------------
         8.1     Deliveries of Seller and the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -----------------------------------------
         8.2     Deliveries of PRG Sub and PRG  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -----------------------------

Section 9.       Nature and Survival of Representations and Warranties; Indemnification . . . . . . . . . . . . . . .  16
                 ----------------------------------------------------------------------
         9.1     Nature and Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 -------------------
         9.2     Indemnification by PRG Sub and PRG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ----------------------------------
         9.3     Indemnification by Seller and the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ----------------------------------------------
         9.4     Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 -------------------------
         9.5     Limitation on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 -----------------------------

Section 10.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 -----------

Section 11.      Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 --------------
         11.1    Prohibited Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ---------------------
         11.2    Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -------

         11.3    Reasonable Restraint . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 --------------------
         11.4    Severability; Reformation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -------------------------
         11.5    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ----

Section 12.      Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -----------------------------------------

Section 13.      Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 --------------------------
         13.1    Economic Risk; Sophistication  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 -----------------------------
         13.2    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------

Section 14.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 -------------
         14.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 -------
         14.2    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------------
         14.3    Each Party to Bear Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------------------
         14.4    Public Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------------
         14.5    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 -------------
         14.6    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------
         14.7    Integration of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -----------------------
         14.8    ENTIRE AGREEMENT/AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 --------------------------
         14.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ------------
         14.10   Binding Effect/Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -------------------------
         14.11   No Rule of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -----------------------
         14.12   Costs of Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 --------------------
         14.13   Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ----------
         14.14   Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -------------------
         14.15   Choice of Forum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ---------------
         14.16   Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------------
         14.17   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), made and executed as of the 13th day of August, 1996, is by and among PRG OHIO, L.P., an Ohio limited partnership ("PRG Sub"); PHYSICIANS RESOURCE GROUP, INC., a Delaware corporation ("PRG"); and CEI REALTY ASSOCIATES, LTD., an Ohio limited liability company ("Seller").


                                  WITNESSETH:


         WHEREAS, Seller owns certain real estate and other assets used in the operation of an ophthalmology practice in Cincinnati, Ohio;

         WHEREAS, PRG Sub is engaged in the business of acquiring the assets of and operating ophthalmology practices and is a wholly-owned subsidiary of PRG;

         WHEREAS, Seller wishes to sell to PRG Sub, and PRG Sub wishes to acquire from Seller, certain of the assets of Seller, all upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is intended that this transaction shall be accounting for as a "pooling of interest" for financial accounting purposes.

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


SECTION 1.       TERMS OF THE SALE AND PURCHASE OF ASSETS.

         The sale of the assets of Seller which are to be sold hereunder and the acquisition thereof by PRG Sub shall occur on the 31st day of August, 1996 ("Closing Date"), unless another date is mutually agreed upon among the parties hereto and shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated.

         1.1 CONVEYANCE OF ASSETS. Subject to and upon the terms and conditions contained herein, on the Closing Date, Seller shall sell, convey, transfer, deliver and assign to PRG Sub Seller's right, title and interest in and to its properties and assets described on Exhibit 1.1 (individually, "Asset", and collectively "Assets").

         1.2 PURCHASE PRICE; ASSUMPTION OF LIABILITIES. As consideration for the sale of the Assets by Seller, PRG Sub shall, on the Closing Date, provide Seller with the following consideration:

                 (a) Purchase Price. Seller shall receive the consideration specified in Annex I attached hereto, less the Escrowed Shares (the "Acquisition Consideration"). The Acquisition Consideration shall be allocated among the Assets as agreed among PRG Sub and Seller on the Closing Date.

                 (b) Assumption of Liabilities. PRG Sub shall not assume any liabilities of Seller hereunder.

                 (c) Escrowed Shares. In addition to the shares issuable to the Seller at Closing, PRG shall deposit in escrow a number of shares of PRG Common Stock equal to ten percent (10%) of the amount of shares of PRG common stock set forth on Annex I hereto (the "Escrowed Shares") pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as
Exhibit 1.2(c), to be entered into among Seller, PRG Sub, PRG and Jackson & Walker, L.L.P., as escrow agent ("Escrow Agent"). The Escrowed Shares shall be issued in the name of the Escrow Agent, as escrow agent. The Escrowed Shares shall be released from escrow, after provision for any Damages for which PRG or PRG Sub may be entitled to indemnification pursuant to Article XI in accordance with the terms of the Escrow Agreement.

         1.3 SUBSEQUENT ACTIONS. If, at any time after the Closing Date, PRG Sub or PRG shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in PRG Sub its right, title or interest in, to or under any of the Assets or otherwise to carry out this Agreement, in return for the consideration set forth in this Agreement, the officers and directors of PRG Sub shall be authorized to execute and deliver, in the name and on behalf of Seller or otherwise, to carry out all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of PRG Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Assets in PRG Sub or otherwise to carry out this Agreement.


SECTION 2.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to PRG Sub and PRG as follows:

         2.1 EXISTENCE; GOOD STANDING. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has all necessary limited liability company power to own all of its assets and to carry on its business as such business is now being conducted. Seller does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is Seller a party to any joint venture or partnership. The members ("Members") set forth on Exhibit 2.1 are the sole members of Seller and own all outstanding equity interests free of all security interests, claims, encumbrances and liens in the amounts set forth on Exhibit 2.1. The Members own the equity interests set forth in Exhibit 2.1 as of the dates set forth on Exhibit 2.1 in the amounts set forth on such Exhibit. Each equity interest in Seller has been
legally and validly issued and fully paid and nonassessable.   No units of
equity interests of the Seller are owned by the Seller in treasury. Seller has not acquired any treasury shares since January 1, 1994. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the members of Seller on any matter, (b) securities of Seller convertible into equity interests in Seller, or (c) commitments, options, rights or warrants to issue any such equity interests in Seller, to issue securities of Seller convertible into such equity interests, or to redeem any securities of Seller. No equity interests of Seller have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of Seller's members. Seller is not required to qualify to do business as a foreign limited liability company in any other state or jurisdiction other than the State of Kentucky by reason of its business, properties or activities in or relating to such other state or jurisdiction. Seller does not have any assets, employees or offices in any state other than Ohio. Seller has not been a division or subsidiary of PRG or any of its subsidiaries since January 1, 1994. On the date hereof and prior to thirty days prior to the date hereof, neither the Seller nor any Member owned or owns any stock of PRG.

         2.2 POWER AND AUTHORITY FOR TRANSACTIONS. Seller has the limited liability company power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Articles of Organization, Operating Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Each Member has the legal capacity to enter into and perform the agreements to be executed and delivered in connection herewith. Seller has obtained the unanimous approval of its members to the consummation of the transactions contemplated herein. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and the Members, as appropriate, and constitute or will constitute the legal, valid and binding obligations of Seller and the Members, enforceable against Seller and the Members in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on Exhibit 2.5, the consummation of the actions contemplated hereby will not, violate any provision of theArticles of Organization or Operating Agreement of Seller or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, instrument, order, arbitration award, judgment or decree to which Seller or any Member is a party or by which Seller or any Member is bound, or violate any material restrictions of any kind to which Seller is subject, or result in any lien or encumbrance on any of Seller's assets or the Assets.

         2.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required for the conduct of the use of the Assets, or waivers thereof, have been duly obtained and are in full force and effect and are described on Exhibit 2.3. There are no proceedings pending or, to the knowledge of Seller, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.


         2.4 LIMITED LIABILITY COMPANY RECORDS. True and correct copies of the Articles of Organization, Operating Agreement and minutes of Seller and all amendments thereto of Seller have been delivered to PRG Sub. The minute books of Seller contain all accurate minutes of the meetings of and consents to actions taken without meetings of the members of Seller since its formation. The books of account of Seller have been kept accurately in all material respects the ordinary course of business and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books.

         2.5 CONSENTS. Except as set forth on Exhibit 2.5, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of Seller.

         2.6 SELLER'S ASSET INFORMATION. Seller has heretofore furnished PRG Sub with a true and correct copy of a schedule of its assets and liabilities, including contingent liabilities.

         2.7 LEASES. Exhibit 2.7 attached hereto sets forth a list of all leases pursuant to which Seller leases, as lessor or lessee, real or personal property related to the Assets or otherwise. All such leases listed on Exhibit
2.7 are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by Seller, as lessor or lessee, or any condition or event of which Seller has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which Seller has not taken adequate steps to cure such default or to prevent a default from occurring.

         2.8 CONDITION OF ASSETS. All of the Assets are to be transferred to PRG Sub free of liens, claims, judgments, tax liens and "as is" where is and with all faults.

         2.9 TITLE TO AND ENCUMBRANCES ON PROPERTY. A description of all interests in real and personal property owned by Seller is set forth on Exhibit
2.9. Seller has good, valid and marketable title to all of the Assets and its property, including but not limited to, all items of property identified on
Exhibit 1.1 attached hereto, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in
Exhibit 2.9 attached hereto. The real and personal property described on Exhibits 2.7 and 2.9 constitute the only real and personal property used in the conduct of the Seller's business.. Upon consummation of the transactions contemplated hereby, such interest in personal property shall be free and clear of all liens, security interests, claims and encumbrances; provided, however, that if the transactions contemplated by that certain Asset Purchase Agreement ("Building Asset Purchase Agreement") dated the date hereof among PRG, Physicians Resource Group Realty, Inc. and Seller are consummated, such interest in personal property shall be subject to the liens, security interests, claims and encumbrances set forth on Exhibit 1.2 of the Building Asset Purchase Agreement. No sales of significant assets and no spinoffs of assets have occurred since January 1, 1994.

         2.10    [INTENTIONALLY LEFT BLANK]

         2.11    INTELLECTUAL PROPERTY RIGHTS; NAMES.  Except as set forth on
Exhibit 2.11, Seller has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of the Business. Set forth in Exhibit

2.11 is a listing of all names of all predecessor companies of Seller, including the names of any entities from whom Seller previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on Exhibit 2.11, Seller is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of the Business or the use of the Assets. No claim is pending or has been made to the effect that the Assets or the present or past operations of Seller in connection with the Assets infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. Seller has the sole and exclusive right to use all Assets constituting proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by PRG Sub.

         2.12 MEMBERS; EMPLOYEES. Set forth on Exhibit 2.12 attached hereto is a true and complete list, as of the date of this Agreement of the name of
each member and officer of Seller.   Seller has never had, and current has, no
employees and no employment agreements.

         2.13 LEGAL PROCEEDINGS. Except as set forth on Exhibit 2.13, neither Seller nor any Member nor any of the Assets is subject to any pending, nor does Seller have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Seller, any Member, the Business, the Assets or the transactions contemplated by this Agreement, and, to the knowledge of Seller, no basis for any such action exists, nor is there any legal impediment of which Seller has knowledge to the continued operation of its business or the use of the Assets in the ordinary course, subject to consents set forth on Exhibit 2.5.

         2.14 CONTRACTS. Seller has delivered to PRG Sub true copies of all written, and disclosed to PRG Sub all oral, outstanding contracts, obligations and commitments of Seller ("Contracts"), entered into in connection with and related to the Assets, all of which are listed or incorporated by reference on
Exhibit 2.7 (in the case of leases), Exhibit 2.12 (in the case of employment agreements) and Exhibit 2.14 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Exhibits, there is not under any such Contract any existing default by Seller, or any condition or event of which Seller has knowledge which with notice or
lapse of time, or both, would constitute a default.   Seller has no knowledge
of any default by any other party to such Contracts. Neither Seller nor the Members have received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto.
Other than those contracts, obligations and commitments listed on Exhibit 2.7,
Exhibit 2.12 and Exhibit 2.14, Seller is not a party to any written or oral agreement contract, lease or arrangement, including any:

                 (a) Contract related to the sale of the Assets not made in the ordinary course other than this Agreement;

                 (b) Employment, consulting or compensation agreement or arrangement;

                 (c)      Labor or collective bargaining agreement;

                 (d) Lease agreement with respect to any property, whether as lessor or lessee;

                 (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

                 (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of the Business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty (30) days or less;

                 (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Business of a particular product or service;

                 (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

                 (i)      Contracts containing non-competition covenants; or

                 (j) Other contracts or agreements that involve either an unperformed commitment in excess of $1,000 or that terminate or can only be terminated by Seller on more than 30 days after the date hereof.

         2.15 SUBSEQUENT EVENTS. Except as set forth on Exhibit 2.15, Seller has not, since June 30, 1996 (or the date set forth below):

                 (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement, other than in the ordinary course of business or incurred any indebtedness;

                 (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                 (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                 (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

                 (e) Lost or terminated any employee, patient, customer or supplier that has, individually or in the aggregate, a material adverse effect on the Business;

                 (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of Seller since the Balance Sheet Date;

                 (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Assets, tangible or intangible;

                 (h) Sold or contracted to sell or transferred or contracted to transfer any of the Assets or any other assets used in the conduct of the Business, cancelled any debts or claims or waived any rights, except in the ordinary course of business;

                 (i) Except in the ordinary course or business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

                 (j) Authorized or incurred any capital expenditures in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00);

                 (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

                 (l) Except as set forth on Exhibit 2.1, within the two years preceding the Closing Date, redeemed, purchased, sold or issued any equity interests, bonds or other securities;

                 (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business or the Business or the Assets, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

                 (n) Declared or paid a distribution, payment or dividend of any kind on the equity interests of Seller;

                 (o) Repurchased, approved any repurchase or agreed to repurchase any of Seller's equity interests; or

                 (p) Suffered any material adverse change in the Business or to the Assets.


         2.16    [INTENTIONALLY LEFT BLANK]

         2.17 TAXES. Seller has filed all tax returns required to be filed by it, and made all payments of taxes, including any interest, penalty or addition thereto, required to be made by it, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes due and payable on or before the date of this Agreement. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. Seller has not received any notice that any tax deficiency or delinquency has been asserted against Seller. There are no audits relating to taxes of Seller pending or in process, or to the knowledge of Seller, threatened. Seller is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of Seller. Seller has withheld and paid all taxes required by law to have been withheld and paid by it. Neither Seller nor any predecessor of Seller is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. Notwithstanding the foregoing, the Seller shall not be required to indemnify PRG or PRG Sub or any disclosed pre-closing tax liabilities of the Seller.

         2.18 LIABILITIES; DEBT. All indebtedness of Seller (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on Exhibit 2.18 attached hereto.

         2.19 INSURANCE POLICIES. Seller carries property and liability and such other types of insurance as is customary in the industry. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Exhibit 2.19 attached hereto and true and correct copies have been delivered to PRG Sub. Seller has not received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. Seller has no outstanding claims, settlements or premiums owed and past due against any insurance policy.

         2.20 EMPLOYEE BENEFIT PLANS. Except as set forth on Exhibit 2.20 attached hereto, Seller has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on Exhibit 2.20 (individually "Seller Plan," and collectively "Seller Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Seller has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Seller Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Seller Plans. Seller has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multiemployer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Seller Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

         2.21    [INTENTIONALLY LEFT BLANK]

         2.22 COMPLIANCE WITH LAWS IN GENERAL. Seller, the Members, the conduct of the Business and use of the Assets, have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by Seller or any Member of any federal, state or local law or regulation. Seller has not received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the Business and Assets and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Seller.

         2.23    [INTENTIONALLY LEFT BLANK]

         2.24 FRAUD AND ABUSE. Seller, the Members and all persons and entities providing professional services for Seller's business, the Business or relating to the Assets have not, to the knowledge of Seller and the Members, engaged in any activities which are prohibited under Section 1320a-7b or
Section 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and
(d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under Section 1395nn of Title 42 of the United States Code applies.

         2.25 NO UNTRUE REPRESENTATIONS. No representation or warranty by Seller or any Member in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, officers or directors of Seller or any Member and furnished or to be furnished to PRG Sub or PRG pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

         2.26    [INTENTIONALLY LEFT BLANK]

         2.27 DISTRIBUTIONS AND REPURCHASES. Except as set forth on Exhibit 2.15, no distribution, payment or dividend of any kind has been declared or paid by Seller on any of its equity interests since January 1, 1994, other than distributions, payments or dividends in the ordinary course of business. No repurchase of any of Seller's equity interests has been approved, effected or is pending, or is contemplated by the Board of Directors of Seller. Except as set forth on Exhibit 2.15, no distributions of cash or other assets have been made to any Member (other than distributions made in the ordinary course of business) since January 1, 1994.

         2.28    [INTENTIONALLY LEFT BLANK]

         2.29 BANKING RELATIONS. Set forth in Exhibit 2.29 is a complete and accurate list of all arrangements that Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.30    OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS.
Except as set forth on Exhibit 2.30, no officer, employee, director or stockholder of Seller, or their respective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of Seller or any organization that has a material contract or arrangement with Seller. Neither Seller, nor any of its directors, officers, employees, consultants or the Members nor any affiliate of such person is, or within the last three years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, Seller or to provide services, lease space, lease equipment or engage in any other venture or activity with Seller.

         2.31    [INTENTIONALLY LEFT BLANK]

         2.32 ACCOUNTING MATTERS. The Company and the Members have not taken, failed to take or agreed to take any of the following actions that would prevent PRG Sub or PRG from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto and the pronouncements of the Securities and Exchange Commission ("SEC"): (i) alteration of equity interests in contemplation of the combination within the two years preceding the date hereof, (ii) abnormal distributions to Members within the two years preceding the date hereof, (iii) unusual distributions of cash or other assets to Members within the two years preceding the date hereof, (iv) sales of significant assets or spinoffs of assets within the two years preceding the date hereof, (v) conveyance of the Merger Consideration other than in accordance with the pro rata ownership of the Members of the Company, (vi) hedge or sale of any PRG common stock owned by the Members within the thirty days prior to the date hereof and within thirty days prior to the Closing

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF PRG SUB AND PRG.

         PRG Sub and PRG hereby represent and warrant to Seller as follows:

         3.1 CORPORATE EXISTENCE: GOOD STANDING. PRG and PRG Sub are a corporation and partnership, respectively, duly organized and existing and in good standing under the laws of the State of Delaware and Ohio, respectively.

         3.2 POWER AND AUTHORITY. Each of PRG Sub and PRG has corporate or partnership power, as applicable, to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate of Incorporation, Partnership Agreement, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, Partnership Agreement or Bylaws of either PRG Sub or PRG or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which PRG Sub or PRG is a party or by which either of them is bound, or violate any restrictions of any kind to which PRG Sub or PRG is subject.

         3.3 PARTNERSHIP INTERESTS; PRG COMMON STOCK. All of the partnership interests of PRG Sub are or will be as of the Closing Date validly issued, fully paid and nonassessable and are or will be as of the Closing Date owned directly by PRG, free and clear of all liens, claims and encumbrances. The issuance and delivery by PRG of shares of the common stock of PRG in connection with the acquisition contemplated hereby will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of PRG. The shares of PRG common stock to be issued in connection with the acquisition contemplated hereby, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         3.4 NO UNTRUE REPRESENTATIONS. No representation or warranty by PRG Sub or PRG in this Agreement, and no Exhibit or certificate issued by officers or directors of PRG Sub or PRG and furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.



         3.5 SECURITIES AND EXCHANGE FILINGS. As of the date hereof, PRG has made all filings required to be made by it under the Securities and Exchange Act and all such filings are true and complete in all material respects.

         3.6 LEGAL PROCEEDINGS. Other than as would not have a material adverse effect on PRG or PRG Sub, neither PRG nor PRG Sub is subject to any pending, nor does PRG or PRG Sub have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting PRG or PRG Sub or the transactions contemplated by this Agreement.

         3.7 COMPLIANCE WITH LAWS IN GENERAL. PRG and PRG Sub have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by PRG or PRG Sub of any federal, state or local law or regulation, other than if such noncompliance or violation would not have a material adverse effect on PRG or PRG Sub. Neither PRG nor PRG Sub has received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of PRG and PRG Sub and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by PRG or PRG Sub, other than if such violation or inspection would not have a material adverse on PRG or PRG Sub.

         3.8 FRAUD AND ABUSE. Other than as would not have a material adverse effect on PRG or PRG Sub, PRG and PRG Sub have not, to the knowledge of PRG and PRG Sub, engaged in any activities which are prohibited under Section 1320a- 7b or Section 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under Section 1395nn of Title 42 of the United States Code applies.

SECTION 4.       COVENANTS OF SELLER..

         Seller agrees that between the date hereof and the Closing Date:

         4.1 CONSUMMATION OF AGREEMENT. Seller shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         4.2 BUSINESS OPERATIONS. Seller and the Members shall operate the Business and use the Assets in the ordinary course. Seller and Members shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset relating to the Business or the Assets except in the ordinary course of business. Seller and the Members shall use their best efforts to preserve the Business and Assets intact and shall not take any action that would have a material adverse effect on the Business or Assets, including without limitation, any action the primary purpose or effect of which is to generate or preserve cash other than to operate in the ordinary course of business consistent with past practices. Seller and the Members shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with Seller. Seller shall collect its receivables and pay its trade payables in the ordinary course of business. Seller shall not introduce any new method of management, operations or accounting.

         4.3 ACCESS AND NOTICE. Seller and the Members shall permit PRG and PRG Sub and their authorized representatives access to, and make available for inspection, all of the assets and business of Seller, the Business and the Assets, including employees, customers and suppliers and permit PRG, PRG Sub and their authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of Seller, the Business or the Assets as PRG, PRG Sub or their representatives may request. Seller and the Members shall promptly notify PRG Sub in writing of
(a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which Seller is a party or relating to the Business or the Assets, and (b) any material adverse change in Seller's or the Business' financial condition or the Assets.

         4.4 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. Seller and the Members shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on Exhibit 2.5. Seller and the Members shall use their best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, rule, regulation, or otherwise to conduct the intended business of Seller and operate the Business and use the Assets.

         4.5 ACQUISITION PROPOSALS. Seller and the Members shall not, and shall use their best efforts to cause Seller's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Members, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of Seller or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and Seller and the Members will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. Seller and the Members shall immediately notify PRG Sub if any such inquiries or proposals are received.

         4.6 FUNDING OF ACCRUED EMPLOYEE BENEFITS. Seller hereby covenants and agrees that it will take whatever steps are necessary to pay or fund any accrued pension benefits, where applicable, or vested accrued benefits for which Seller or any entity might have any liability whatsoever arising from any pension plan allocable to services performed prior to the Closing Date.

         4.7     [INTENTIONALLY LEFT BLANK]

         4.8 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by Seller, nor will any repurchase of any of Seller's equity interests be approved or effected.

         4.9 REQUIREMENTS TO EFFECT ACQUISITION. Seller shall use its best efforts to take, or cause to be taken, all actions necessary to effect the acquisition contemplated hereby under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         4.10 VOTING OF UNITS. Seller shall cause each Member to vote all equity interests of Seller owned by the Members at any meeting of the members of Seller or take action by written consent for adoption of this Agreement, as hereby amended, and in favor of the acquisition and any other transactions contemplated by this Agreement, and against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the acquisition contemplated hereby.

         4.11 ACCOUNTING AND TAX MATTERS. Seller will not change in any material respect the accounting methods or practices followed by Seller (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. Seller will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. Seller will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Seller required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         4.12 ACCOUNTING MATTERS. Seller and Members shall not take or cause to be taken any action described in Section 2.30.

         4.13 AFFILIATES. Seller and Members shall deliver to PRG and PRG Sub a list of names and addresses of persons who were "affiliates" of Seller within the meaning of Rule 145 (each such person, together with the persons identified below, an "Affiliate") of the rules and regulations promulgated under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which PRG and PRG Sub reasonably identifies as being a person who may be deemed to be an Affiliate of Seller within the meaning of Rule 145.

         4.14 PENSION AND RETIREMENT PLANS. Simultaneously with the Closing, Seller agrees, with respect to all qualified retirement plans, to change the plan sponsor, the plan administrator and the employer from the Seller to the Clinic.


SECTION 5.       COVENANTS OF PRG AND PRG SUB.

         PRG and PRG Sub, jointly and severally, agree that between the date hereof and the Closing Date and with respect to Section 5.4, between the date hereof and the time required for performance under such Section:

         5.1 CONSUMMATION OF AGREEMENT. PRG and PRG Sub shall use their best efforts to cause the consummation of the transactions contemplated hereby
in accordance with their terms and provisions.   PRG and PRG Sub will use their
best efforts to take, or cause to be taken, all actions necessary to effect the acquisition contemplated hereby under applicable law, including without limitation the filing with the appropriate government officials all necessary documents in form approved by counsel for the parties to this Agreement.

         5.2 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. PRG and PRG Sub shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

         5.3 LISTING APPLICATION. PRG shall prepare and submit to the New York Stock Exchange (the "NYSE") a listing application covering the Acquisition Consideration and shall use its best efforts to obtain approval for the listing of the stock consideration upon official notice of issuance.

         5.4 REGISTRATION AGREEMENT. The shares of PRG common stock issued in connection with the Merger shall be registered under an S-4 registration statement dated July 25, 1996, as amended from time to time. PRG undertakes to continue to file all necessary reports on a timely basis with the appropriate securities authorities to permit the Seller or the Members to use Rule 145 of the Securities and Exchange Act in connection with the resale of such shares by the Seller or the Members.

SECTION 6.       PRG SUB AND PRG CONDITIONS PRECEDENT.

         The obligations of PRG Sub and PRG hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

         6.2 COVENANTS AND CONDITIONS. Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date.

         6.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         6.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller shall have occurred since the Balance Sheet Date.

         6.5 DUE DILIGENCE REVIEW. By the Closing Date, PRG Sub and PRG shall have completed a due diligence review of the business, operations and financial statements of Seller, the Business and the Assets, the results of which shall be satisfactory to PRG Sub and PRG in their sole discretion.

         6.6 APPROVAL BY THE BOARD OF DIRECTORS. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of PRG or a committee thereof.

         6.7 CONSENTS AND APPROVALS. Seller shall have used its best efforts as requested by PRG or PRG Sub to obtain all necessary government and other third-party approvals and consents.

         6.8 CLOSING DELIVERIES. PRG Sub shall have received all documents, duly executed in form satisfactory to PRG Sub and its counsel, referred to in Section 8.1.

         6.9 NYSE LISTING. The Acquisition Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

         6.10    ACCOUNTING OPINION.   PRG and PRG Sub shall have received an
opinion concerning the qualification of the transactions contemplated hereby as a pooling of interests under applicable accounting standards from Arthur Andersen, L.L.P.

         6.11    OTHER AGREEMENTS.    The transactions contemplated by those
certain (i) Asset Purchase Agreements dated the date hereof between subsidiaries or affiliates of PRG and CEI Realty Associates, Ltd. shall be closed simultaneously with the transactions contemplated hereby; provided, that the transaction evidenced by that certain Asset Purchase Agreement dated the date hereof between Physicians Resource Group Realty, Inc. and CEI Realty Associates, Ltd. with respect to the purchase of the building need not be consummated if such Agreement is terminated in accordance with its terms or delayed due to existing consent or right of first refusal, (ii) Agreement and Plan of Mergers dated the date hereof between PRG Sub and Eye Consultants of Cincinnati, Inc., Middletown Ophthalmology, Inc. And Cincinnati Eye Institute, Inc., respectively.

SECTION 7.       SELLER'S CONDITIONS PRECEDENT.

         The obligations of Seller hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of PRG Sub and PRG contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

         7.2 COVENANTS AND CONDITIONS. PRG Sub and PRG shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by PRG Sub and PRG prior to the Closing Date.

         7.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         7.4 CLOSING DELIVERIES. Seller shall have received all documents, duly executed in form satisfactory to Seller and its counsel, referred to in
Section 8.2.

         7.5 NYSE LISTING. The Acquisition Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

         7.6     ACQUISITION CONSIDERATION.   The Acquisition Consideration
shall be registered under the S-4 dated July 25, 1996, as amended, or another registration statement filed with the Securities and Exchange Commission.

         7.7 CONSENTS AND APPROVALS. PRG and PRG Sub shall have used its best efforts as requested by Seller to obtain all necessary government and other third-party approvals and consents.

SECTION 8.       CLOSING DELIVERIES.

         8.1 DELIVERIES OF SELLER. At or prior to the Closing, Seller shall deliver to PRG Sub the following, all of which shall be in a form satisfactory to counsel to PRG Sub and PRG:

                 (a) a copy of the resolutions of the members of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                 (b)      a bill of sale conveying the Assets to PRG Sub;

                 (c) an assignment of each contract, agreement and lease being assigned to and assumed by PRG Sub;

                 (d) certificates of the President of Seller, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Seller contained herein; (ii) as to the performance of and compliance by Seller with all covenants contained herein; and (iii) certifying that all conditions precedent of Seller to the Closing have been satisfied;

                 (e) a certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Seller;

                 (f) a certificate, dated within 10 days of the Closing Date, of the Secretary of the State of Ohio establishing that Seller is in existence and is in good standing to transact business in its state of incorporation and a certificate establishing that the Seller is authorized to do business in Kentucky;

                 (g) an opinion of counsel to Seller opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of Seller, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by PRG Sub;

                 (h) all authorizations, consents, approvals, permits and licenses referred to in Sections 2.3 and 2.5;

                 (i) a survey of the Real Property in form and substance satisfactory to PRG Sub; and all other documentation related to the Real Property as reasonably required by PRG Sub;

                 (j) Affiliates Letters from each Affiliate in the form attached hereto as Exhibit 8.1(k);

                 (k)      an executed Escrow Agreement;

                 (l) such other instruments and documents as reasonably requested by PRG or PRG Sub to carry out and effect the purpose and intent of this Agreement.

         8.2 DELIVERIES OF PRG SUB AND PRG. At or prior to the Closing, PRG Sub and PRG shall deliver to Seller the following, all of which shall be in a form satisfactory to counsel to Seller or the Clinic, as applicable:

                 (a)      the Acquisition Consideration;

                 (b) a copy of the resolutions of the Board of Directors of PRG Sub and PRG (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                 (c) certificates of the President of PRG Sub and PRG, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of PRG Sub and PRG contained herein; (ii) as to the performance of and compliance by PRG Sub and PRG with all covenants contained herein; and (iii) certifying that all conditions precedent of PRG Sub and PRG to the Closing have been satisfied;

                 (d) a certificate of the Secretary of PRG Sub and PRG certifying as to the incumbency of the directors and officers of PRG Sub and PRG and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of PRG Sub and PRG;

                 (e) certificates, dated within 10 days of the Closing Date, of the Secretary of the State of Delaware establishing that PRG Sub and PRG are in existence and are in good standing to transact business in the State of Delaware and the State of Ohio, respectively, and authorized to do business in the State of Kentucky;

                 (f) an opinion of counsel to PRG and PRG Sub opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of PRG and PRG Sub, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by Seller;

                 (g) Affiliates Letters from each affiliate of PRG in the form attached hereto as Exhibit 8.1(k);

                 (h)      an executed Escrow Agreement; and

                 (i) such other instruments and documents as reasonably requested by Seller to carry out and effect the purpose and intent of this Agreement.

SECTION 9.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION.

         9.1 NATURE AND SURVIVAL. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Seller, or of PRG Sub and PRG, jointly and severally, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of one (1) year following the Closing Date. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to Section 9.2 or 9.3 hereof, unless such party has timely given the notice required in Section 9.2,
9.3 or 9.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by Section 9.2, 9.3 or 9.4, as applicable, are not timely provided.

         9.2 INDEMNIFICATION BY PRG SUB AND PRG. PRG SUB AND PRG, JOINTLY AND SEVERALLY (FOR PURPOSES OF THIS SECTION 9.2 AND, TO THE EXTENT APPLICABLE,
SECTION 9.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD SELLER, AND ITS AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING SELLER, FOR PURPOSES OF THIS
SECTION 9.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, AN "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, FROM AND AFTER THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM INDEMNITOR'S MANAGEMENT AND OWNERSHIP OF THE ASSETS. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

         9.3     INDEMNIFICATION BY SELLER.  SELLER (FOR PURPOSES OF THIS
SECTION 9.3 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"),, SHALL INDEMNIFY AND HOLD PRG SUB, PRG AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PRG SUB AND PRG, FOR PURPOSES OF THIS SECTION 9.3 AND, TO THE EXTENT APPLICABLE,
SECTION 9.4, AS "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, WITH RESPECT TO ALL TIMES PRIOR TO OR AFTER THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF THE BUSINESS OR THE ASSETS AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT SELLER'S BUSINESS WHETHER ON OR AFTER THE CLOSING DATE, AND WITH RESPECT TO (I) ANY VIOLATION BY SELLER OR THE MEMBERS OR THEIR CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, OR ANY OVERPAYMENT OR OBLIGATION ARISING OUT OF OR RESULTING FROM CLAIMS SUBMITTED TO

ANY THIRD PARTY PAYOR, WHETHER ON OR AFTER THE CLOSING DATE, (II) TAXES OF SELLER OR ANY OTHER PERSON (INCLUDING ANY MEMBER) ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (NOT INCLUDING INCOME TAXES OF SELLER), (III) ANY LIABILITY OF SELLER OR THE MEMBERS FOR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION, PREPARATION OF CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH WHETHER BEFORE OR AFTER THE CLOSING DATE, (IV) ANY ACCRUED UNFUNDED RETIREMENT OR PENSION PLAN LIABILITIES, (V) THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF SELLER'S BUSINESS AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT SELLER'S BUSINESS WHETHER ON OR AFTER THE CLOSING DATE. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

         9.4 INDEMNIFICATION PROCEDURE. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

         9.5 LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained herein to the contrary, any indemnification by Seller in favor of PRG or PRG Sub shall not exceed in all cases the Escrowed Shares, and such indemnification shall be limited to recourse against the Escrowed Shares only, and any indemnification by PRG and PRG Sub in favor of Seller shall not exceed in all cases $529,723.60. Furthermore, no claim for Damages shall be made by any party more than one (1) year after the Closing Date. Notwithstanding the provisions hereof, Seller shall not be required to indemnify PRG or PRG Sub unless, and to the extent that, the aggregate amount of damages, losses, liabilities, costs and other sums ("Damages") incurred by PRG and PRG Sub shall exceed an amount equal to $105,944.72. Notwithstanding the provisions hereof, PRG and PRG Sub shall not be required to indemnify Seller unless, and to the extent that, the aggregate amount of Damages incurred by the Seller shall exceed an amount equal to $105,944.72.


SECTION 10.      TERMINATION.  This Agreement may be terminated:

         (a)     at any time by mutual agreement of all parties;

         (b) at any time by PRG or PRG Sub if any representation or warranty of Seller contained in this Agreement or in any certificate or other document executed and delivered by Seller pursuant to this Agreement is or becomes untrue or breached in any material respect or if Seller fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

         (c) at any time by Seller if any representation or warranty of PRG or PRG Sub contained in this Agreement or in any certificate or other document executed and delivered by PRG or PRG Sub pursuant to this Agreement is or becomes untrue or breached in any material respect or PRG or PRG Sub fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or bread is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

         (d) by PRG, PRG Sub or by Seller if the merger contemplated hereby shall not have been consummated by August 31, 1996; or

         (e) by PRG at any time prior to the Closing Date if PRG determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to Seller, that such termination is desirable and in the best interests of PRG.


SECTION 11.      [INTENTIONALLY LEFT BLANK].



SECTION 12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Seller recognizes and acknowledges that it had in the past, currently have, and in the future may possibly have, access to certain confidential information of PRG or PRG Sub that is valuable, special and unique assets of PRG's or PRG Sub's businesses. Seller agrees that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Seller, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Seller shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) Seller is the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by Seller of the provisions of this Section 12, PRG or PRG Sub shall be entitled to an injunction restraining Seller and from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting PRG or PRG Sub from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 12 shall survive the termination of this Agreement.


SECTION 13.      INVESTMENT REPRESENTATIONS.

         13.1 ECONOMIC RISK; SOPHISTICATION. Seller is able to bear the economic risk of an investment in PRG common stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the PRG common stock. Seller or its purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of PRG concerning any and all matters relating to the background and experience of the officers and directors of PRG, the plans for the operations of the business of PRG, and any plans for additional acquisitions and the like. Seller or its purchaser representatives has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

         13.2 AFFILIATES. PRG shall be entitled to place legends as specified in the Affiliates Letters on the certificate(s) evidencing any common stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for common stock of PRG, consistent with the terms of such Affiliate Letters.


SECTION 14.      MISCELLANEOUS.

         14.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile AND overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:


         If to PRG:                           If  to PRG Sub:

             Physicians Resource Group, Inc.        PRG Ohio,L.P.
             Three Lincoln Centre                   Three Lincoln Centre
             5430 LBJ Freeway, Suite 1540           5430 LBJ Freeway, Suite 1540
             Dallas, Texas 75240                    Dallas, Texas 75240
             Attn:  Richard J. D' Amico             Attn:  Richard J. D' Amico
             Facsimile: (214) 982-8299              Facsimile: (214) 982-8299

         with a copy of each notice directed to PRG Sub or PRG to:

             James S. Ryan, III, Esquire
             Jackson & Walker, L.L.P.
             901 Main Street
             Dallas, Texas  75202
             Facsimile:  (214) 953-5822

         If to Seller:

             10494 Montgomery Road
             Cincinnati, OH 45242
             Facsimile: (513) 984-4240
             Attn: Robert H. Osher, M.D.

         with a copy to:

             Robert E. Brant
             Katz, Teller, Brant & Hild
             255 E. Fifth Street
             2400 Chemed Center
             Cincinnati, OH 45202
             Facsimile: (513) 721-7120

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

         14.2 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of Agreement.

         14.3 EACH PARTY TO BEAR COSTS. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, PRG Sub and PRG shall not be liable to or required to pay, either directly or indirectly, any (a) fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by Seller for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date, and (b) local, state and federal income taxes or other similar charges on income or gain incurred by Seller as a result of the transactions contemplated hereby (other than income taxes of the Seller).

         14.4 PUBLIC DISCLOSURES. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

         14.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

         14.6 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         14.7 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         14.8    ENTIRE AGREEMENT/AMENDMENT.   THIS INSTRUMENT, INCLUDING ALL
EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

         14.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

         14.10 BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that PRG Sub and PRG may assign its rights and obligations hereunder to an affiliate and to their lender or lenders.

         14.11 COSTS OF ENFORCEMENT. In the event that PRG Sub or PRG, on the one hand, or Seller, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         14.12 PRORATIONS. Seller agrees to reimburse PRG Sub at Closing a pro rata portion of all taxes levied upon the Assets for the calendar year in which the Closing occurs. Such taxes shall be estimated, apportioned and pro-rated among Seller and PRG Sub as of the Closing Date, and the prorated amount due PRG Sub shall be credited to the Acquisition Consideration. Upon payment by PRG Sub of such taxes actually assessed and paid on the Assets, PRG Sub shall calculate the apportionment of such taxes and shall pay Seller or may demand from Seller, and Seller agrees to pay, the amount necessary to correct the estimate and proration made at Closing.

         14.13 AMENDMENTS; WAIVERS. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         14.14 CHOICE OF FORUM. Each of the parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute proceedings only in a state or federal court in Dallas County, Texas.

         14.15 SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in
Section 16.1 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

         14.16 SEVERABILITY. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

                              [End of Page _____]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




PRG OHIO, L.P.                                 CEI REALTY ASSOCIATES, LTD.

By: PRG OHIO IV, INC., General Partner

By: [ILLEGIBLE]                              By:   [ILLEGIBLE]
    ----------------------------------             -----------------------------
Its: Vice President                            Its:
    ----------------------------------             -----------------------------

PHYSICIANS RESOURCE GROUP, INC.


By: [ILLEGIBLE]
    ----------------------------------
Its: Senior Vice President
    ----------------------------------

                                           INDEX TO EXHIBITS


         Exhibit                           Description
         -------                           -----------

         1.1                      Assets to be Conveyed
         1.2(c)                   Escrow Agreement
         2.1                      Corporate Existence; Good Standing; Capitalization and Dates Thereof
         2.3                      Permits and Licenses
         2.5                      Consents
         2.7                      Leases
         2.9                      Real and Personal Property; Encumbrances
         2.11                     Patents and Trademarks; Names
         2.12                     Directors and Officers; Payroll Information
         2.13                     Legal Proceedings
         2.14                     Contracts (other than Leases)
         2.15                     Subsequent Events
         2.18                     Debt
         2.19                     Insurance Policies
         2.20                     Employee Benefit Plans
         2.29                     Banking Relations
         2.30                     Ownership Interests
         8.1(k)                   Affiliates Letter

         ANNEX I                  Acquisition Consideration





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